Exhibit 10.37

First Amendment

To

Reinsurance Pooling Agreement

By and Between

AmCOMP Preferred Insurance Company

And

AmCOMP Assurance Corporation

December 31, 2003

This First Amendment to Reinsurance Agreement by and between AmCOMP Preferred Insurance Company (“APIC”) and AmCOMP Assurance Corporation (“AAC”) (collectively the “Pool Participants” or “Parties”, or individually a “Pool Participant” or “Party”), is made and entered into this 31st day of December, 2003.

Section 1. Amendment Generally.   The Parties hereby agree to amend the Reinsurance Pooling Agreement, dated May 10, 2001, by and between APIC and AAC (the “Pooling Agreement”). Except as otherwise expressly set forth below in Section 1, Section 2, and Section 3, below, all other terms and conditions of the Pooling Agreement shall remain unchanged and shall continue to remain in full force and effect.

Section 2. Amendment of Section 1.4.   Section 1.4 is added to the Pooling Agreement to read as follows:

1.4           “Net Assumed Liability” means the amount by which a Pool Participant’s unearned portion of assumed written premium, paid losses and loss adjustment expenses incurred that have been assumed but not paid, and the case and IBNR reserves on assumed losses and loss adjustment expenses incurred (calculated pursuant to the 2002 NAIC Annual Statement Schedule F – Part 5, Column 17 format of the other Pool Participant) exceeds the amount due under the Pooling Agreement from the other Pool Participant for the unearned portion of ceded written premium, paid losses and loss adjustment expenses incurred that have been ceded but not reimbursed, and the case and IBNR reserves on ceded losses and loss adjustment expenses incurred which the Pool Participant has ceded to the other Pool Participant (calculated pursuant to the 2002 NAIC Annual Statement Schedule F – Part 5, Column 17 format of the Pool Participant). At any given calculation date, only one Pool Participant will have a Net Assumed Liability to the other Pool Participant under the Pooling Agreement.

Section 2. Addition of Section 5.14.     Section 5.14 is added to the Pooling Agreement to read as follows:

5.14         Collateralization of Net Assumed Liability.     If either Pool Participant is unauthorized or not accredited to transact reinsurance in any state of the United States of America or the District of Columbia, and the other Pool Participant will incur a penalty on its statutory financial statement filed with insurance regulatory authorities as a result of the lack of such authorization or accreditation, each Pool Participant agrees to fund its Net Assumed Liability to the other Pool Participant by one or more of the following methods: (a) a reinsurance trust; (b) cash advances; (c)

escrow accounts. In the event a reinsurance trust is established pursuant to this Section 5.14, the Pool Participants shall execute a separate reinsurance trust agreement under which the Pool Participant with Net Assumed Liability shall be the “grantor” and the other Pool Participant shall be the “beneficiary” of the assets placed in trust to secure the grantor’s Net Assumed Liability. The qualifications and minimum requirements for any trustee and the eligible assets under such a reinsurance trust agreement shall comply with the laws and regulations of the beneficiary’s state of domicile. Any reinsurance trust agreement executed pursuant to this Section 5.14 shall contain such terms and conditions that are acceptable to each Pool Participant and the trustee, subject to any applicable regulatory approvals which may be required in connection with the execution of the reinsurance trust agreement. Any amounts secured pursuant to this Section 5.14 through a reinsurance trust agreement, cash advance or escrow account, shall be adjusted as of the end of each calendar quarter.

Section 3. Amendment of Exhibit A of the Pooling Agreement.   Exhibit A (Participation Exhibit) of the Pooling Agreement is amended to read:

EXHIBIT A

PARTICIPATION EXHIBIT

Following the end of each Pooling Year, each party’s Participation Percentage shall be adjusted to be the percentage derived by dividing (a) each respective party’s year-end statutory surplus as to policyholders by (b) the sum of both party’s year-end statutory surplus as to policyholders for the same year. The adjusted participation percentage shall be the Participation Percentage for the then current year.

The Participation Percentages described above may be adjusted from time to time by mutual consent of the Parties in accordance with Section 5.1 of the Pooling Agreement.

IN WITNESS WHEREOF, the Parties hereto, by their respective duly authorized officers, have signed this First Amendment to the Pooling Agreement on the date first written above.

AmCOMP Assurance-Corporation		AmCOMP Preferred Insurance Company

By:	/s/ [ILLEGIBLE]	By:	/s/ [ILLEGIBLE]

Title:	Treasurer	Title:	Vice President

EXHIBIT A

Amended Participation Exhibit

1.             Initial Participation

For purposes of determining the initial percentage that each party to the Pooling Agreement shall participate in the Pooled Business contemplated thereby, the following Participation Percentages shall be used:

AmCOMP Assurance Corporation	32%

AmCOMP Preferred Insurance Company	68%

2.             Adjusted Determination of Participation.

Following the end of year of each Pooling Year, each party’s Participation Percentage shall be adjusted to be the percentage derived by dividing (a) each party’s year-end statutory policyholder’s surplus by (b) the corresponding year-end total statutory policyholder’s surplus of both parties. The adjusted participation percentage shall be the Participation Percentage for the then current year.

3.             The participation percentages listed above may be adjusted from time to time by mutual consent of the Parties in accordance with Section 5.1 of the Pooling Agreement.